EXHIBIT 99.1

Approved:	Gary H. Schoenfeld President and Chief Executive Officer (562) 565-8267

Contact:	Chad A. Jacobs Integrated Corporate Relations (203) 222-9013

VANS, INC. REPORTS FIRST QUARTER SALES AND EARNINGS

     Santa Fe Springs, California, September 25, 2002 — Vans, Inc. (Nasdaq: VANS) today announced financial results for the first fiscal quarter ended August 31, 2002.

Net sales for the quarter increased 5.5% to $124.6 million, compared to $118.1 million for the first quarter of fiscal 2002. Net income was $5.4 million, versus net income of $11.3 million in the same period last year, and diluted earnings per share were $0.30, versus diluted earnings per share of $0.61 in the prior year period.

Gary H. Schoenfeld, President and Chief Executive Officer of Vans, stated, “While we still have much work ahead, we were encouraged by the improving trends we experienced during back to school. Wholesale sell-throughs improved compared to the prior six months, retail same store sales declines narrowed to 2.3% for the month of August, our international business was up over last year, and our inventories at the end of the quarter were down by 25% on a same store basis and more than $15 million overall. While each of these are important steps forward, our skateparks continued to underperform expectations and for the past two weeks of the second quarter we have not seen the comp store gains that we thought we would achieve given the decline in sales which began at this time last year.”

For the first quarter, total U.S. sales, including sales through Vans’ U.S. retail stores, increased 5.5% to $91.6 million, versus $86.8 million for the same period a year ago. U.S. wholesale sales in the first quarter, which included sales of Pro-Tec branded products and revenue from the 2002 Vans Warped Tour,® increased 4.5% to $55.6 million, versus $53.2 million a year ago. Sales through the Company’s U.S. retail stores increased 7.1% to $36.0 million in the first quarter of fiscal 2003, from $33.6 million for the same period a year ago. Comparable store sales for the first quarter declined 4.9% versus the same period last year. Total international sales in the first quarter increased 5.8% to $33.1 million, versus $31.3 million a year ago.

“Back to school is the biggest season for our business and our improving performance, highlighted by positive footwear comps of 1.8% during this period, begins to validate that we are taking the right steps to improve our business,” Mr. Schoenfeld said. “Wholesale sales were in line with our expectations and we were pleased with our international growth, particularly in Europe.”

Gross margin for the quarter was 41.8% compared to 46.9% a year ago. The reduction in gross margin was due to the inclusion of all Vans Warped Tour costs in cost of goods, plus the liquidation of excess inventory at no margin that had been reserved for in the fourth quarter of fiscal 2002. The Company’s balance sheet as of August 31, 2002 was strong with over $48 million in cash and marketable securities and virtually no long-term debt. Inventories were reduced by $15.6 million or 26% to $43.1 million. Vans also stated that during the first quarter the Company repurchased 400,000 shares of common stock.

Mr. Schoenfeld further commented, “Following six years of rapid growth, events over the past twelve months have necessitated that we make some significant organizational and operational changes in order to further expand our share of the market. Historically our strengthening trends during back to school would be a positive barometer for the balance of the year. Yet the combination of September comp sales running unexpectedly behind last year, further weakness in our skateparks and increasing concern about the overall footwear and retail climate leads us to a more conservative view for our business near term.”*

The Company stated that for the second quarter of fiscal 2003 it expects sales in the range of $60 to $65 million and an earnings per share loss of approximately $0.20. For the second half of the year, the Company is presently forecasting sales in the range of $145 to $155 million and earnings per share ranging from a $0.10 loss to a $0.10 gain.* Included in these estimates for the remaining three quarters of the year is a projected loss of approximately $0.10 to $0.15 for the Company’s skatepark operations.*

Mr. Schoenfeld concluded, “Our priorities are clear for turning the business around and dramatically improving profitability in fiscal 2004. Our balance sheet is healthy and our brand equity is strong. The marketplace has changed in many respects over the past 12 to 18 months and we need to respond with great product and focused execution.”

Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,™ such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown™ Series, the VANS Warped Tour,® the VANS World Amateur Skateboarding Championships, 12 large-scale VANS skateparks, and the VANS High Cascade Snowboard Camp,® located on Mt. Hood. The Company operates 169 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports,™ snowboard boots, step-in snowboard boot bindings, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Mosa Extreme Sports, Inc. Vans’ Internet address is www.vans.com.

*These are forward-looking statements about the Company’s sales and earnings for the second quarter of fiscal 2003 and the balance of fiscal 2003. Actual sales and earnings results for this period may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry; (ii) the continuance of downward trends in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to regain growth in its retail business; (iv) changes in the fashion preferences of the Company’s target customers and the Company’s ability to anticipate and respond to such changes; (v) increasing competition in all lines of the Company’s business from large, well-established companies with significant financial resources and brand recognition, niche competitors who market exclusively to the Company’s target customers, and from large public skateparks which compete with the Company’s skateparks; (vi) the cancellation of orders which could alter bookings numbers; (vii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro and the British pound on the Company’s European business and the Argentinean peso and Brazilian real on the Company’s South American business; (xviii) whether the Company’s current and future skateparks can perform profitably; and (ix) whether the Company’s expense reduction initiatives are achieved. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002, which is filed with the Securities and Exchange Commission.

(Tables to Follow)

Vans, Inc.
Condensed Consolidated Financial Summary First Quarter of Fiscal Year 2003
First Quarter of Fiscal Year 2003 and 2002
(Amounts in thousands, except per share amounts)

Statements of Operations

	Three Months Ended

	Aug. 31,	Sep. 1,
	2002	2001

Retail	$36,004	$33,601
National	55,569	53,172
International	33,060	31,287

	124,633	118,060
Cost of sales	72,522	62,721

Gross profit	52,111	55,339
Gross profit percentage	41.8%	46.9%
Operating expenses and income:
Retail	17,691	13,867
Marketing, advertising and promotion	10,722	11,271
Selling, distribution and G & A	14,742	13,781
Trademark/goodwill amortization	188	41

Total operating expenses	43,343	38,960
Operating (loss) profit	8,768	16,379
	7.0%	13.9%
Other (income), expense net (a)	762	(102)
Interest (income), expense, net	(268)	(136)

Other income and expense	494	(238)
Earnings before income taxes	8,274	16,617
Income tax expense	2,482	4,985
Minority share of income	371	289

Net earnings	$5,421	$11,343

Earnings per share information:
Basic:
Weighted average shares outstanding	18,166	17,658
Net earnings per basic share	$0.30	$0.64

Diluted:
Weighted average shares outstanding	18,352	18,641
Net earnings per diluted share	$0.30	$0.61

(a)	Other (income), expense consists primarily of licensing royalties, hedging activity, and foreign exchange gains or losses.

Vans, Inc.
Condensed Consolidated Financial Summary First Quarter of Fiscal Year 2003
(In thousands of Dollars)

Balance Sheets

	Aug. 31,	Sep. 1,
	2002	2001

ASSETS:
Current assets
Cash	$39,904	$48,048
Marketable securities	8,293	—
Trade receivables, net	54,984	58,722
Inventory	43,090	58,745
Deferred income taxes	9,337	3,802
Other current assets	8,901	14,439

Total current assets	164,509	183,756
Property, plant and equipment, net	43,798	37,818
Intangible assets	50,603	25,198
Other assets	9,010	8,522

Total assets	$267,920	$255,294

LIABILITIES:
Short-term borrowings	$1,259	$5,883
Other current liabilities	40,570	27,719
Other long-term liabilities	14,433	7,576

Total liabilities	56,262	41,178
Minority interest	2,663	2,938
Shareholders’ equity	208,995	211,178

Total liabilities and shareholders’ equity	$267,920	$255,294